Tableau Software, Inc. 1621 N. 34th St. Seattle, WA 98103 USA Phone: (206) 633-3400

April 5, 2018
Dear Mark:
On behalf of Tableau Software, Inc. (the "Company"), I am very pleased to offer you employment as the Company's Executive Vice President, Product Development on the terms and conditions set forth in this letter agreement (the "Agreement"). We are all very excited to have you join the team.
1.Position: Your title will be Executive Vice President, Product Development, reporting to Adam Selipsky, the Company's Chief Executive Officer ("CEO"). This is a full-time position based out of the Company's headquarters in Seattle, Washington. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. Your employment with the Company will start on or before May 21, 2018 (the "Start Date").
2.Cash Compensation.
(a)    Salary. The Company will pay you a salary of $450,000 per year, less applicable deductions and withholdings, to be paid each month in accordance with the Company's payroll practices. This salary will be subject to adjustment pursuant to the Company's annual executive performance assessment and compensation policies in effect from time to time.
(b)    Performance Bonuses. Each calendar year, you will be eligible to earn an annual incentive bonus in an amount up to 75% of your annual base salary. Whether you receive such a bonus, and the amount of any such bonus, shall be determined based upon the achievement of performance objectives as established by the CEO and approved by the Compensation Committee of the Board of Directors. Any bonus shall be paid in accordance with the Company's standard executive performance assessment schedule, only after the Compensation Committee's determination that a bonus shall be awarded. Unless otherwise provided herein, you must be employed on the day that your bonus (if any) is paid in order to earn the bonus.
(c)    Signing Bonus. Subject to you starting work on or before May 21, 2018, the Company will pay you a lump sum cash signing bonus of $550,000, subject to applicable deductions and withholdings. The signing bonus will be paid in a lump sum in your first year of employment on an agreed upon date, however, the amount shall be deemed earned, for the purposes of this provision only, in twelve equal monthly installments. If you are terminated for Cause or you resign without Good Reason, in either case within the first twelve months of your employment, then you shall be required to repay (or if not paid then forfeit) that portion of the signing bonus not yet deemed earned, within thirty days after your final day of employment.

3.Equity. The Company shall, subject to the final approval of the Compensation Committee and the commencement of your employment, grant you:
Restricted stock units ("RSUs") covering a number of shares of the Company's Class A Common Stock equal to (x) $6.3 million divided by (y) the average closing sales price of the Company's Class A Common Stock for the forty-five calendar day period preceding your Start Date, rounding up to the nearest whole share.

Tableau Software, Inc. 1621 N. 34th St. Seattle, WA 98103 USA Phone: (206) 633-3400

Twenty-five percent (25%) of the RSUs will vest on May 15, 2019, and the remainder will vest quarterly over the three following years, so long as you remain in the Continuous Service of the Company (as defined in the Company's 2013 Equity Incentive Plan), subject to acceleration as set forth in your Change in Control Severance Agreement with the Company.
The RSUs are collectively referred to herein as the "Initial Hire Grant" and shall be made pursuant to the terms and conditions of the Company's standard form RSU Grant Notice and Agreement previously approved for use by the Board under the company's 2013 Equity Incentive Plan (the "Plan").
After this Initial Hire Grant, you will eligible for additional equity awards in connection with the Compensation Committee's annual review of executive compensation. The first such annual review process is expected to conclude in the first calendar quarter of 2019.
4.Benefits. You will be eligible to participate in the Company's standard benefit programs, subject to the terms and conditions of such plans. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.
5.Severance.
(a)    Termination for Cause. If, at any time, the Company terminates your employment for Cause (as defined herein), you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.
(b)    Termination without Cause. If, within the twelve month period following the Start Date, the Company terminates your employment without Cause (as defined herein), or you resign for Good Reason (not in the context of a Change of Control, but as otherwise defined in paragraph 6(g) of your Change in Control Severance Agreement) or as a result of your death or disability (with timing and other modifications necessary to satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A and related regulations), and provided such termination constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a "Separation from Service"), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the "Severance Benefits"):
(i)    an amount equal to twelve months of your then-current base salary, less all applicable withholdings and deductions, paid over such twelve month period on the schedule described below (the “Salary Continuation”);
(ii)    a lump-sum cash payment equal to your target bonus for the calendar year in which your Separation from Service occurs, prorated based on the percentage of the calendar year that you were employed by the Company, less deductions and withholdings, paid at the same time as the first Salary Continuation payment set forth in subsection (i) above;

Tableau Software, Inc. 1621 N. 34th St. Seattle, WA 98103 USA Phone: (206) 633-3400

(iii)    if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company's group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the "COBRA Payment Period"). Notwithstanding the foregoing, if the Company determines, in its sole discretion, that the payment of the COBRA premiums could result in a violation of applicable law, then in lieu of providing the COBRA premiums, the Company, in its sole discretion, may elect to instead pay you on the first day of each month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings, for the remainder of the COBRA Payment Period, which you may, but are not obligated to, use toward the cost of COBRA premiums. If you become eligible for substantially equivalent coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease; and
Such Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Confidential Information and Inventions Assignment Agreement; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your termination date. The Salary Continuation will be paid in equal installments on the Company's regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.
For sake of clarity, you shall not be eligible for severance benefits under this Section 5(b) if your termination constitutes a Covered Termination under your Change in Control Severance Agreement (as described in Section 5(d) below).
(c)    Definition of Cause. For purposes of this Agreement, "Cause" shall mean one or more of the following: (i) your willful failure substantially to perform your duties and responsibilities to the Company or deliberate and material violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) your unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful and material breach of any of your obligations under any written agreement or covenant with the Company. The determination as to whether you are being terminated for Cause

Tableau Software, Inc. 1621 N. 34th St. Seattle, WA 98103 USA Phone: (206) 633-3400

shall be made in good faith by the Company. The foregoing definition does not in any way limit the Company's ability to terminate your employment at any time.
(d)    Change in Control Severance Agreement. You will also be eligible for severance benefits under the Company's standard executive form of Change in Control Severance Agreement.
6.Section 409A. It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a "specified employee" for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be "deferred compensation", then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.
7.Employment Policies/Confidentiality Obligations. As a condition of your employment, you will be expected to adhere to the general employment policies and practices of the Company, including signing and abiding by the Company's standard form of Confidential Information and Inventions Assignment Agreement.
8.Indemnification and D&O Insurance. You will receive an indemnification agreement for your service as an officer of the Company consistent with indemnification agreements in place with other executive officers of the Company. As an officer of the Company, you will also be included in the Company's annual Director and Officer Insurance program.
9.At-Will Employment. Your employment with Company will be "at-will." This means that either you or Company may terminate your employment at any time, with or without Cause, and with or without advance notice.
10.Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement,

Tableau Software, Inc. 1621 N. 34th St. Seattle, WA 98103 USA Phone: (206) 633-3400

breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Seattle, Washington, by JAMS, Inc. ("JAMS") or its successor, under JAMS' then applicable rules and procedures. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
11.Miscellaneous. This Agreement (together with the agreements referenced herein) is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supersedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of Washington.
This offer is subject to our mutual acceptance of the terms and conditions of this Agreement, as well as customary and final background and reference checks, as well as your formal resignation from your current employer. This offer, if not accepted, will expire at the close of business on Wednesday, April 11, 2018.

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Tableau Software, Inc. 1621 N. 34th St. Seattle, WA 98103 USA Phone: (206) 633-3400

If you agree to the terms and conditions set forth herein, please sign below.
We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.
Best regards,

/s/ Michele Yetman
Michele Yetman
Executive Vice President, Human Resources
Tableau Software, Inc.

Accepted and agreed:

/s/ Mark T. Nelson
Mark Nelson

Date: April 11, 2018